Exhibit 10(aa)

CONTRACT FOR SERVICES

This Contract for Services (the “Agreement”), dated as of February 21, 2019, is by and between ONCOR ELECTRIC DELIVERY COMPANY LLC, a Delaware limited liability company (the “Company”), and David M. Davis, an individual (“Consultant”), collectively (the “Parties”).

RECITALS

WHEREAS, Consultant was previously employed by and served as an officer of the Company, and

WHEREAS, Consultant retired from the Company effective December 31, 2018; and

WHEREAS, Consultant has agreed to remain available to the Company as an independent consultant to serve as an advisor to Company’s executive management (“Executive Management”) and continue the transition to management of knowledge with regard to his prior positions with the Company.

NOW, THEREFORE, in consideration of the promises and mutual agreements in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency which are hereby acknowledged, the Parties agree as follows:

Article 1

CONTRACT FOR SERVICES

1.1          Term.

This Agreement, unless otherwise terminated in accordance with the provisions of Section 1.9 hereof, shall terminate on December 31, 2019 (the “Term”).

1.2         Scope of Work.

Consultant shall, as requested by the Company during the Term, serve as an advisor to Executive Management and continue the transition to management of knowledge with regard to his prior positions with the Company (the “Services”).

Consultant agrees to be available upon reasonable notice to provide Services, provided that Consultant will not be asked to work more than one hundred (100) full days, or eight hundred (800) hours per year during the Term.  Both Parties acknowledge that this Agreement is non-exclusive.

Consultant’s day-to-day contact with respect to the Services will be Ms. Deborah L. Dennis (the “Services Administrator”).

The manner in which the Services are to be performed and the specific hours worked by Consultant shall be determined by Consultant.   The Company will rely on Consultant to work as many hours as may be reasonably necessary to fulfill the obligations under this Agreement.  The Parties understand and agree that, so long as Consultant performs the Services in accordance with provisions set forth herein, Consultant shall: control and direct the performance of the Services; use his own judgment in determining the means and methods of his work; and perform the Services in an independent and professional manner consistent with the standards of the trade, the Company’s Code of Conduct, and all applicable local, state, and federal laws, rules, and regulations.  If Consultant hires employees to assist him in providing the Services under this Agreement, both Parties expressly acknowledge that he is not doing so in any capacity of supervisor or Company representative, and Consultant shall be responsible for the quality of the Services and for ensuring such employees’ compliance with professional standards and applicable laws.  Consultant shall be solely responsible for any salary or other compensation of such employees.

1.3         Relationship of the Parties.

It is the intention of the Parties that, in performing the Services, Consultant shall act as, and be deemed in all respects to be, an independent consultant, and not an officer, employee, or agent of the Company for any purpose.  Consultant shall not be empowered to and shall not enter into any agreement or incur any obligations on behalf of the Company, or commit the Company in any manner, without the Company’s prior written consent.

1.4         Fringe Benefits.

The Agreement does not give rise to Consultant being eligible for, or participating in, or otherwise receiving any employee benefits under, any qualified, nonqualified, welfare or fringe benefit plan or program or annual incentive plan or program maintained by the Company (though nothing in this Agreement will affect the benefits Consultant is entitled to, based on his prior employment with the Company).  Likewise, the Company is not responsible for, and shall not provide, workers’ compensation insurance for Consultant.

1.5         Compensation.

During the Term, in consideration of Consultant’s being available to perform and, when requested by the Company, performing the Services contained in the Agreement, the Company shall pay Consultant a retainer (the “Retainer”) of one hundred fifty thousand dollars ($150,000.00) which shall be paid at a time mutually agreed between Consultant and the Services Administrator.

1.6         Expenses

In addition to the compensation provided for in Section 1.5 above, Consultant shall be entitled to reimbursement for actual expenses reasonably incurred in the performance of the Services.  Consultant must submit a request for expense reimbursement with appropriate and available receipts or other evidence of the expenses.  If approved, expenses shall be paid within thirty (30) days of Company’s receipt of such request.  All requests for expense reimbursement shall be sent to the Services Administrator:

Deborah L. Dennis

Chief Customer Officer

SVP, Human Resources and Corporate Affairs

Oncor Electric Delivery Company LLC

1616 Woodall Rodgers Freeway

Dallas, TX  75202

1.7         Equipment, Tools, Materials or Supplies

Consultant shall be responsible for providing all labor, materials, supplies, equipment, transportation, and facilities necessary or appropriate to timely and properly complete the Services in accordance with the provisions of this Agreement.

1.8         Taxes, Liabilities, Expenses, and Assessments.

Consultant understands that he shall be solely responsible for the full and timely payment of any and all taxes, liabilities, expenses and assessments of any kind in any way arising out of or relating to Consultant’s receipt of the compensation set forth in Section 1.5 of this Agreement, including without limitation, social security,  Medicare, unemployment insurance, gross receipts taxes withholding taxes, workers’ compensation insurance, and income taxes.

1.9         Termination of Agreement.

The Term of the Agreement will expire on December 31, 2019.  However, either party may terminate the Agreement at any time during the Term for any reason by delivering written notice to the other, and such termination will be effective on the last day of the quarter during which such notice is sent, unless such termination is pursuant to Sub-Section 1.9(b) (ii)-(iv) below, in which case the termination will be effective on the last day of the month during which such notice is sent.

a.   Termination by Consultant.

Upon such termination by Consultant, he will have no further obligation to provide the Services, and the Company will have no obligation to provide further compensation under Sections 1.5 hereof, except that the Company, in accordance with the provisions of the Agreement, will reimburse Consultant for any reasonable business expenses incurred before termination of the Agreement.  In the event of such termination by Consultant, he must reimburse the Company a pro-rata portion of the Retainer paid to Consultant during the consulting year in which such termination occurs. That pro-ration will be calculated by multiplying the number of full quarters between the effective date of the termination and the end of the consulting year by thirty-seven thousand five hundred dollars ($37,500.00) (the “Pro Rata Formula”).

b.   Termination by Company.

Upon such termination by the Company, Consultant will have no further obligation to provide the Services.  In the event of a termination by the Company, Consultant will not be obligated to reimburse the Company for any portion of the Retainer, unless such termination is due to the following (in which case Consultant will be required to reimburse the Company in accordance with the Pro Rata Formula):  (i) Consultant’s continued failure to perform Services as determined in the reasonable business judgment of the Company after Consultant has been provided written notice of the failure to perform the Services and no less than sixty (60) days to cure; (ii) conduct by Consultant that would constitute a violation of law or the Company Code of Conduct; (iii) misappropriation of a material business opportunity of the Company or an Affiliate; or (iv) conduct that directly results in material economic harm to the Company.

ARTICLE 2

RESTRICTIVE COVENANTS

2.1         Confidentiality.

For purposes of this Agreement, “Confidential Information” shall mean information: (1) disclosed to or known by Consultant as a consequence of or through performing the Services for the Company or the Agreement; (2) not publicly available and/or not generally known outside the Company; and (3) which relates to any aspect of the Company, its businesses, research, and/or development.  Confidential Information also includes, but is not limited to Company non-public information or trade secrets, proprietary information, business plans, marketing plans, corporate community relations strategies and contacts, design, and other methodologies, computer code and programs, technology, know-how, operations manuals, office guides, personnel files, instructional material, authorization and/or identification codes or symbols, formulas, processes, compilations of information, drawings, results of research proposals, reports, processes, compilations of information, drawings, results of research proposals, reports, records, financial and operational information and data, operational plans and strategies, plans for various products and services, acquisition and divestiture planning, compensation and benefit information, personal information about Company employees and applicants, information related to internal investigations, administrative actions and/or litigation, cost and pricing information, potential industry partners and contacts with such partners, customer and potential customer lists and contact information, supplier lists and contact information, vendor lists and contact information, and information provided to Company by a third party under restrictions against disclosure or use by Company, or others.

2.2         Non-Disclosure

In connection with the Company’s engagement of Consultant to perform Services, Consultant will be provided with and will have access to certain Confidential Information. Consultant agrees that Consultant and his agents shall not, except as provided herein or as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or authorize anyone else to do these things at any time either during or subsequent to Consultant’s engagement with Company.

2.3         Conflicts of Interest.

Consultant agrees that he will not, during the Term, enter into any agreement or relationship of any kind or conduct himself in any manner which could reasonably be expected to result in, or otherwise create, an either actual or perceived conflict of interest that would be adverse to the interests of the Company.

2.4         Non-Raiding.

Consultant agrees that he will not, during the Term, solicit, recruit, induce, encourage, or in any way cause an employee, consultant, or contractor then engaged by the Company to terminate his, her, or its employment or contractual relationship with the Company.

2.5         Non-Disparagement.

In exchange for the compensation set forth in Section 1.5 above and other valuable consideration, Consultant agrees not to make any false or disparaging,  negative, unflattering, accusatory, derogatory, or defamatory remarks or references, whether written or oral, about the Company in any dealings with third parties (except as expressly permitted by this Agreement) or otherwise take any action that primarily is designed or intended to have the effect of discouraging any employee, lessor, licensor, customer, supplier, or other business associate of the Company from maintaining its business relationships with the Company.  This Section 2.5 does not preclude Consultant from testifying under oath or in response to a valid subpoena.  By signing this Agreement, Consultant agrees and acknowledges that Consultant is making, after the opportunity to confer with counsel, a knowing, voluntary and intelligent waiver of rights Consultant may have to make disparaging comments regarding the Company, including rights under the First Amendment to the United States Constitution and any other applicable federal and state constitutional rights.

2.6         Compliance with the Law.

Consultant agrees to observe and comply with all federal, state, and local laws, rules, decrees, orders, regulations, by-laws, ordinances, and codes which may, in any manner, relate to or affect the performance of the Services hereunder, at all times during the performance of the Services hereunder.

2.7         Injunctive Relief.

Consultant acknowledges and agrees that any breach or violation by Consultant of Sections 2.2, 2.3, 2.4 and 2.5 of this Agreement will result in immediate and irreparable injury and harm to Company and will cause damage to Company in amounts difficult to ascertain.  Accordingly, in the event of a breach or threatened breach by Consultant (including by any of his agents) of any of the provisions of Sections 2.2, 2.3, 2.4, or 2.5 of this Agreement, Consultant agrees that Company, in addition to and not in limitation of any other rights, remedies or damages available to Company at law or in equity, shall be entitled to a preliminary and permanent injunction in order to prevent or restrain any such further breach by Consultant and/or Consultant’s agents.

ARTICLE 3

MISCELLANEOUS

3.1         Severability; Judicial Modification.

If any term, provision, covenant, or restriction of the Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the Agreement and other terms, provisions, covenants, and restrictions hereof, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.   It is hereby stipulated and declared to be the intention of the Parties that they would have executed the Agreement had any terms, provisions, covenants, and restrictions which may be hereafter declared invalid, void, or unenforceable not initially been included herein.

3.2         Survival of Covenants.

These non-disclosure and non-disparagement obligations shall continue in full force and effect after the conclusion of Consultant’s engagement with the Company and shall survive the expiration, termination, or cancellation of this Agreement regardless of the reason for such termination or restriction.  Consultant’s obligations with respect to any specific Confidential Information shall cease only when that specific portion of the Confidential Information becomes publicly known, other than as a result of disclosure by Consultant and/or his agents, in its entirety and without combining portions of such Confidential Information obtained separately.   It is understood that such Confidential Information includes matters that Consultant conceives or develops while working as a Consultant for the Company, as well as matters Consultant learns from employees, executives and contractors of the Company.

3.3         Governing Law; Attorney’s Fees; and Costs.

The Agreement has been executed, delivered and is primarily performable in Dallas, Texas.  The parties agree that the proper venue and jurisdiction for any cause of action relating to the Agreement shall be in Dallas County, Texas.  The Agreement shall be construed, and enforced in accordance with, and all disputes arising under this Agreement (whether in contract or tort) shall be governed by, the laws of the State of Texas without reference to choice-of-law principles.  In the event any issue arising out of this

Agreement is litigated by the Parties, the prevailing party shall be entitled to recover from other party its reasonable attorney’s fees and costs.

3.4         Authority.

Each party hereto hereby acknowledges and agrees that they have had the opportunity to consult with their own legal counsel in connection with the negotiation of the Agreement.

3.5         Non-Waiver.

The failure of either the Company or Consultant to enforce or require timely compliance with any terms or provisions of the Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall any such failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Agreement.

3.6         Notices.

All notices from one party to the other shall be deemed to have been duly delivered when hand delivered or sent by United States Postal Service certified mail, return receipt requested, postage prepaid, as follows:

If to Consultant:	If to the Company:

David M. Davis	Deborah L. Dennis
1155 Indian Creek Dr.	Oncor Electric Delivery Company LLC
Midlothian, TX 76065	1616 Woodall Rodgers Freeway
Dallas, TX 75202

3.7         Entirety of Agreement.

The Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and replaces any and all prior negotiations, undertakings, understandings, or agreements (whether written or oral).

CONSULTANT HAS READ AND UNDERSTANDS THIS AGREEMENT. ANY QUESTIONS CONSULTANT HAS REGARDING THIS AGREEMENT HAVE BEEN ANSWERED TO CONSULTANT’S SATISFACTION.  CONSULTANT AGREES TO COMPLY WITH THIS AGREEMENT AS A CONDITION OF CONSULTANT’S ENGAGEMENT WITH COMPANY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date set forth below.

CONSULTANT		ONCOR ELECTRIC DELIVERY COMPANY LLC

/s/ David M. Davis		/s/ Deborah L. Dennis

David M. Davis		Deborah L. Dennis

Date:	2/21/19	Chief Customer Officer
SVP, Human Resources and Corporate Affairs

		Date:	2/21/19